UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

        Date of Report (Date of Earliest Event Reported) January 7, 1997

                               Media General, Inc.
             (Exact name of registrant as specified in its charter)

    Virginia                    1-6383                       54-0850433
  (State or other            (Commission                    (IRS Employer
  jurisdiction of             File Number)                Identification No.)
  incorporation)

                   333 E. Grace St., Richmond, Virginia     23219
               (Address of principal executive offices)   (Zip Code)

                                 (804) 649-6000
              (Registrant's telephone number, including area code)

                                       N/A

                                   -----------
         (Former name or former address, if changed since last report.)

Item 2.  Acquisition or Disposition of Assets

On January 7, 1997, Media General, Inc. (the Company) acquired Park Acquisitions, Inc., parent of Park Communications, Inc. (Park), from its sole shareholders, Dr. Gary B. Knapp and Tomlin Family Trust II, of which Donald R. Tomlin, Jr. is a trustee. The total consideration was approximately $715 million, which includes an estimate of $5 million in transaction costs, and was derived principally as a multiple of cash flow. As a result of the merger, the Company will assume approximately $476 million of Park's long-term debt which will be prepaid at the earliest time allowed by the indenture agreements (approximately 30 days). There are warrants outstanding which were issued with the Park debt that give the holders the right to purchase 7% of Park's common stock on a fully diluted basis. The Company anticipates acquiring these warrants at fair value in early 1997. The purchase price, debt prepayment and anticipated warrant redemption will be funded with borrowings under a seven-year $1.2 billion Credit Agreement with NationsBank of Texas, N.A.; First Union National Bank of North Carolina; The Toronto-Dominion Bank; The Bank of Nova Scotia; Bank of Tokyo-Mitsubishi Trust Company; Crestar Bank; Morgan Guaranty Trust Company of New York; LTCB Trust Company; Suntrust Bank, Atlanta; Wachovia Bank of North Carolina; Bank of America, Illinois; Bank of New York; The Dai-Ichi Kangyo Bank, Ltd.; The Fuji Bank, Limited; The Industrial Bank of Japan, Limited; Mellon Bank, N.A.; PNC Bank, N.A.; Royal Bank of Canada; Union Bank of Switzerland, New York Branch; Credit Lyonnais Atlanta Agency; The Sanwa Bank, Limited Atlanta Agency; ABN AMRO Bank N.V., New York Branch; Bank of Montreal, Chicago Branch; Banque Nationale de Paris; Fleet Bank, N.A.; First National Bank of Maryland; The Mitsubishi Trust and Banking Corporation; The Royal Bank of Scotland plc; The Sakura Bank, Limited; The Sumitomo Bank, Limited; The Yasuda Trust and Banking Company, Limited, New York Branch; Westdeutsche Landesbank; Signet Bank and Corestates.

The acquisition of Park includes ten network affiliated television stations and 110 newspapers and related publications in geographically diverse markets throughout the United States. The television stations are primarily located in mid-sized southeastern markets. The newspapers include 28 daily and 82 weekly newspapers in twelve states primarily located in the eastern United States for a combined total paid daily circulation of approximately 242,000. The Company intends to continue to use the majority of the acquired assets for the same or similar purposes as previously used. The Company plans to exchange certain of the assets for similar assets located in the Southeast. Also, the Company plans to sell certain assets and purchase with the sale proceeds similar assets located in the Southeast.

Item 7.  Financial Statements and Exhibits

(a) (1) Consolidated Financial Statements of Park Communications, Inc. and Subsidiaries.

     Reports of Independent Auditors.

     Consolidated Balance Sheets as of December 31, 1995 and 1994.

     Consolidated Statements of Income and Retained Earnings for the period from May 11, 1995 to December 31, 1995, the period from January 1, 1995 to May 10, 1995 and the years ended December 31, 1994 and 1993.

     Consolidated Statements of Cash Flows for the period from May 11, 1995 to December 31, 1995, the period from January 1, 1995 to May 10, 1995 and the years ended December 31, 1994 and 1993.

     Notes to Consolidated Financial Statements.

     (2) Condensed Consolidated Unaudited Financial Statements of Park Communications, Inc. and Subsidiaries.

     Condensed Consolidated Balance Sheet as of  September 30, 1996.

     Condensed Consolidated Statements of Income and Retained Earnings for the nine months ended September 30, 1996, the period from May 11, 1995 to September 30, 1995 and the period from January 1, 1995 to May 10, 1995.

     Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 1996, the period from May 11, 1995 to September 30, 1995 and the period from January 1, 1995 to May 10, 1995.

     Notes to Condensed Consolidated Unaudited Financial Statements.


(b) Pro Forma Combined Condensed Unaudited Financial Statements of Media General, Inc.:

     Pro Forma Combined Condensed Balance Sheet as of  September 29, 1996.

     Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 1995.

     Pro Forma Combined Condensed Statement of Operations for the nine months ended September 29, 1996.

     Notes to Pro Forma Combined Condensed Financial Statements.

(c)   Exhibits

         2.1 Agreement and Plan of Merger (Agreement) dated July 19, 1996, by and among Media General, Inc., MG Acquisitions, Inc. and Park Acquisitions, Inc. The schedules and similar attachments to this Agreement are omitted in accordance with Item 601 (b) (2) of Regulation S-K. A listing of such schedules and similar attachments is included with the Agreement and the Company hereby undertakes to supply the Commission supplementally with a copy of any such schedules and similar attachments upon request.

         2.2 First Amendment to Agreement and Plan of Merger dated as of January 7, 1997, by and among Media General, Inc., MG Acquisitions, Inc. and Park Acquisitions, Inc. The schedules and similar attachments to this Agreement are omitted in accordance with Item 601 (b) (2) of Regulation S-K. A listing of such schedules and similar attachments is included with the Agreement and the Company hereby undertakes to supply the Commission supplementally with a copy of any such schedules and similar attachments upon request.

         23.1     Consent of Coopers & Lybrand L.L.P.

         23.2     Consent of  Ernst & Young LLP

                        REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Park Communications, Inc.

         We have audited the accompanying consolidated balance sheet of Park Communications, Inc. and Subsidiaries (a wholly-owned subsidiary of Park Acquisitions, Inc.) as of December 31, 1995 and the related consolidated statements of income and retained earnings and cash flows for the period from May 11, 1995 to December 31, 1995 and for the period from January 1, 1995 to May 10, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         As discussed in Note 2 to the consolidated financial statements, the Company was acquired by Park Acquisitions, Inc. on May 11, 1995 in a transaction accounted for as a purchase. The purchase price and an allocable portion of debt have been "pushed down" to the financial statements of the Company and as a result, the post-acquisition consolidated financial statements are not comparable to the pre-acquisition consolidated financial statements.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Park Communications, Inc. and Subsidiaries as of December 31, 1995 and the consolidated results of their operations and their cash flows for the period from May 11, 1995 to December 31, 1995 and for the period from January 1, 1995 to May 10, 1995 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Lexington, Kentucky

February 2, 1996, except for Note 13, as to which the date is May 6, 1996

                REPORT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS

Board of Directors
Park Communications, Inc.

         We have audited the accompanying consolidated balance sheet of Park Communications, Inc. and subsidiaries as of December 31, 1994 and the related consolidated statements of income and retained earnings, and cash flows for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Park Communications, Inc. and subsidiaries at December 31, 1994 and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

         As discussed in Note 1 to the financial statements, in 1993 the Company changed its method of accounting for income taxes, as required by FASB Statement No. 109, "Accounting for Income Taxes."

                                            ERNST & YOUNG LLP

Syracuse, New York
January 27, 1995

                   PARK COMMUNICATIONS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                             (Dollars in Thousands)

                                             December 31     December 31
                                              New Park       Old Park
                                                1995          1994

Assets (Note 6)
Current Assets:

     Cash                                     $ 19,026      $ 84,069
     Short-term investments                       ---         59,431
     Accounts receivable, less allowable
       for doubtful accounts of $807
       in 1995 and $1,598 in 1994               26,544        22,235
     Inventory                                   1,265         1,170
     Film contracts                              2,717         2,446
     Consulting/non-compete contracts              ---           825
     Other                                       2,844         3,597
                                              --------      --------

         Total current assets                   52,396       173,773
                                              --------      --------

Property, Plant & Equipment:
     Land and improvements                      13,475        13,431
     Buildings and leasehold improvements       19,110        31,522
     Newspaper equipment                        12,037        23,752
     Broadcast equipment                        37,080        61,455
     Furniture and fixtures                      6,655        10,535
     Autos and trucks                            2,106         3,956
                                              --------      --------
                                                90,463       144,651
     Less accumulated depreciation and
       amortization                             (6,068)      (68,909)
                                              --------      --------
                                                84,395        75,742

Intangible assets, net                         635,447       109,797
Film contracts                                   2,787         2,777
Consulting/non-compete contracts                   ---         3,390
Other assets                                     7,757         1,307
                                            ----------     ---------
     Total assets                           $  782,782     $ 366,786
                                            ==========     =========

Liabilities and Stockholder's Equity
Current Liabilities:

     Current maturities of long-term debt   $      465     $     713
     Current maturities of film contracts        2,619         2,521
     Accounts payable                            3,313         2,539
     Consulting/non-compete contracts              849           877
     Interest                                   26,391           944
     Income taxes                                2,124         2,959
     Accrued liabilities                         4,075         4,027
     Deferred income                             3,156         2,909
                                              --------      --------
         Total current liabilities              42,992        17,489
     Long-term debt                            584,085        49,248
     Deferred income                             4,549           ---
     Consulting/non-compete contracts            2,851         3,718
     Deferred income taxes                     165,733        10,601
                                              --------      --------
         Total liabilities                     800,210        81,056
                                              --------      --------
     Commitments
     Stockholder's Equity:

         Common stock--$0.0001 par value in
            1995 and no par value in 1994:
              Authorized 15,000,000 shares
               in 1995 and 32,000,000 shares
               in 1994
              Issued and outstanding 10,628,571
               shares in 1995 and 20,961,205
               in 1994                             ---         3,494
         Paid in capital                           ---        18,701
         Retained earnings                     (17,428)      263,535
                                             ---------     ---------
         Total stockholder's equity            (17,428)      285,730
                                             ---------     ---------
              Total liabilities and
                stockholder's equity         $ 782,782     $ 366,786
                                             =========     =========

                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                   PARK COMMUNICATIONS, INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                 (Dollars in Thousands Except Per Share Amounts)


                                                                           Period            Year Ended December 31
                                                                    New Park   Old Park
                                                      Proforma      05/11/95-  01/01/95-          Old Park
                                                        1995        12/31/95   05/10/95        1994          1993
                                                     (Unaudited)
Revenue:

     Broadcasting revenue                             $  76,769 $     50,033 $     26,736    $  77,749    $  62,460
     Newspaper revenue                                   78,904       51,723       27,181       76,810       84,751
                                                       --------  -----------  -----------     --------     --------
     Gross revenue                                      155,673      101,756       53,917      154,559      147,211
     Less agency and national representative
         commissions                                     11,361        7,360        4,001       12,128        9,867
                                                       --------  -----------  -----------     --------     --------
Net revenue                                             144,312       94,396       49,916      142,431      137,344
                                                       --------  -----------  -----------     --------     --------
Operating expenses:
     Cost of sales (exclusive of depreciation
         and amortization)                               53,593       33,278       20,315       50,380       55,518
     Selling, general and administrative                 36,069       24,561       11,508       37,051       39,561
     Depreciation                                         8,083        5,164        2,499        6,524        6,268
     Amortization                                         8,756        5,594          786        2,541        2,725
     Amortization of excess of cost over net
         assets acquired                                  7,197        4,598          715        1,972        2,095
                                                       --------  -----------  -----------     --------     --------
                                                        113,698       73,195       35,823       98,468      106,167
                                                       --------  -----------  -----------     --------     --------
         Operating income                                30,614       21,201       14,093       43,963       31,177
Interest expense                                        (65,689)     (41,968)         (67)        (279)        (233)
Interest income                                           1,355          866        3,181        5,561        4,952
Other expense                                              (280)        (179)     (10,693)      (2,352)        (431)
                                                       --------  -----------  -----------     --------     --------
     (Loss) income before income taxes                  (34,000)     (20,080)       6,514       46,893       35,465
Provision (benefit) for income taxes                    (10,880)      (6,494)       5,954       19,519       14,849
                                                       --------  -----------  -----------     --------     --------
     (Loss) income from continuing operations           (23,120)     (13,586)         560       27,374       20,616
                                                       ========
     (Loss) income from discontinued operations,
         net of income taxes (benefit) of ($2,114),
         $243, $400 and ($597) respectively                           (3,842)         125          (69)      (1,836)
                                                                 -----------  -----------     --------     --------
     Net (loss) income                                               (17,428)         685       27,305       18,780
Retained earnings, beginning of period                                   ---      263,535      236,230      217,450
                                                                 -----------  -----------     --------     --------
Retained earnings, end of period                                $    (17,428) $   264,220    $ 263,535    $ 236,230
                                                                 ===========  ===========     ========     ========
Loss per share:
     Continuing operations                            $   (2.18)   $   (1.28)
                                                       ========
     Discontinued operations                                           (0.36)
                                                                    --------
     Net loss                                                      $   (1.64)
                                                                    ========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   PARK COMMUNICATIONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in Thousands)


                                                                           Period         Year Ended December 31
                                                                    New Park  Old Park
                                                                    05/11/95- 01/01/95-          Old Park
                                                                    12/31/95  05/10/95      1994          1993

Operating Activities:
Net (loss) income                                                $ (17,428)   $     685    $  27,305    $18,780
Adjustments to reconcile net (loss) income to net cash
    provided by operating activities:
    Depreciation and amortization                                   18,678        5,485       14,443     14,787
    Amortization of film contract rights and consulting/
         non-compete contracts included in operating
         expenses                                                    1,799        2,352        4,194      3,842
    Payments on film contract liabilities                           (1,889)      (2,117)      (2,955)    (2,757)
    Payments on consulting/non-compete contracts                      (544)        (351)        (932)    (1,225)
    Provision for losses on accounts receivable                       (183)         (69)         897        919
    Provision for deferred income taxes                             (8,591)        (369)         982        272
    Loss (gain) on sale of property, plant and equipment               (30)         856           48        291
    Changes in operating assets and liabilities net of effects from the purchase and disposal of companies:
         Accounts receivable                                        (1,706)      (2,351)      (2,126)    (1,738)
         Inventory and other assets                                   (821)         605          181        277
         Accounts payable and accrued liabilities                   25,729         (295)      (1,055)    (1,139)
         Deferred income                                             4,464          332          128        169
                                                                  --------     --------     --------     ------
         Net cash provided by operating activities                  19,478        4,763       41,110     32,478
                                                                  --------     --------     --------     ------
Investing Activities:
     Purchase of short term-investments                            (38,400)         ---     (241,954)   (62,586)
     Proceeds from short term-investments                           38,400       59,431      277,843     66,929
     Purchases of property, plant and equipment                     (6,174)      (2,000)     (12,517)    (5,621)
     Purchase of acquired companies, net of cash acquired                                         --    (19,184)
     Proceeds from sale of property, plant and equipment                39          ---          448         86
     Proceeds from sales of companies                                                             --      6,336
     (Increase) decrease in other assets                            (6,120)         671          455       (464)
                                                                  --------     --------     --------     ------
             Net cash provided by (used in) investing activities   (12,255)      58,102       24,275    (14,504)
                                                                  --------     --------     --------     ------
Financing Activities:
     Additional loan proceeds                                        6,758          ---          ---        ---
     Principal payments on long-term debt                           (3,622)        (267)      (2,757)    (2,570)
     Distribution to parent company                               (138,000)         ---          ---        ---
     Proceeds from issuance of common stock                            ---          ---          209        144
                                                                  --------     --------     --------     ------
             Net cash used in financing activities                (134,864)        (267)      (2,548)    (2,426)
                                                                  --------     --------     --------     ------
             Increase (decrease) in cash                          (127,641)      62,598       62,837     15,548
Cash and cash equivalents, beginning of period                     146,667       84,069       21,232      5,684
                                                                  --------     --------     --------     ------
Cash and cash equivalents, end of period                         $  19,026    $ 146,667    $  84,069    $21,232
                                                                  ========     ========     ========     ======

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   PARK COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Summary of Significant Accounting Policies
    Principles of Consolidation

    The consolidated financial statements of Park Communications, Inc. (the "Company" or "PCI") include the accounts of the Company and its subsidiaries, all of which are wholly owned. The Company is a wholly owned subsidiary of Park Acquisitions, Inc. ("Parent" or "PAI") (see Note 2) as of May 11, 1995. All significant intercompany accounts and transactions have been eliminated.

    Use of Estimates in the Preparation of Financial Statements

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions (such as estimated lives of assets and allowance for doubtful accounts) that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

    Cash and Cash Equivalents

    For purposes of reporting consolidated cash flows, the Company considers cash, balances with banks, and interest-bearing cash deposits in other depository institutions with maturities of three months or less to be cash equivalents.

    Inventory Valuation

    Inventories, consisting primarily of newsprint, are stated at the lower of cost (primarily last-in; first-out method) or market. The effect of using the last-in; first-out method (compared with the first-in; first-out inventory method) is not considered significant.

    Property, Plant, Equipment and Depreciation

    Property, plant and equipment are stated at cost. Depreciation for financial reporting purposes is provided on the straight-line method over the estimated useful lives of the asset except for leasehold improvements, which are amortized on the straight-line method over the lease period or the lives of the improvements, whichever is shorter. Accelerated methods are used for income tax reporting purposes whenever available. Deferred income taxes are provided for this temporary difference between financial and income tax reporting methods.

    Investments

    Effective January 1, 1994 the Company adopted Statements of Financial Accounting Standard Board Statements No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115). SFAS No. 115 requires that all investments in debt securities that management has the positive intent and ability to hold until maturity be classified as held to maturity. All other debt securities are classified as available for sale. Securities classified as available for sale are carried at market value. Unrealized holding gains and losses for available for sale securities are reported as a net amount in a separate component of stockholders' equity until realized. Investments classified as held to maturity are carried at amortized cost. The Company has analyzed its debt securities portfolio at December 31, 1994 and based on this analysis has determined to classify all debt securities as held to maturity due to management's intent and ability to hold all debt securities so classified until maturity.

    Film Contract Rights

    Film contract rights and related liabilities are recorded at full contract prices when purchased. The costs are charged to operations based on a straight line basis over the life of the contracts.

    Consulting/Non-Compete Contracts

    Certain subsidiary companies have consulting/non-compete contracts expiring through 2010. Prior to May 11, 1995, costs were amortized on a straight-line basis over the terms of the related agreements. In connection with the Acquisition, separate value was not assigned to those contracts. New Park would not have entered into such contracts at the date of Acquisition (see
    Note 2).

                   PARK COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

    Intangible Assets

    Intangible assets are stated at cost and consist primarily of advertising contracts, subscription lists and excess of cost over net assets acquired. Intangible assets are being amortized by the straight-line method over estimated lives ranging primarily from 7 to 40 years.

    In the financial statements of Old Park, network contracts ($8,238,000) acquired prior to October 31, 1970 were assigned a cost upon acquisition and were not amortized since, in the opinion of management, there had been no diminution of value of these acquired contracts. Also, excess of cost ($1,214,000) of businesses acquired prior to October 31, 1970 was not amortized since, in the opinion of management, there had been no diminution of value of these acquired businesses. Excess of cost incurred since October 31, 1970 was amortized by the straight-line method over a period of 40 years.

    Carrying Value of Long Lived Asset

    The Company has adopted the provisions of FASB Statement No. 121, "Accounting For the Impairment of Long-Lived Assets and For Long-Lived Assets to Be Disposed Of." The carrying value of long lived assets (tangible and intangible) is reviewed if the facts and circumstances suggest that they may be impaired. For purposes of this review, assets are grouped at the operating company level which is the lowest level for which there are identifiable cash flows. If this review indicates that such assets carrying value will not be recoverable, as determined based on future expected, undiscounted cash flows, the carrying value is reduced to fair market value.

    Income Taxes

    Effective January 1, 1993 the Company changed its method of accounting for income taxes from the deferred method to the liability method required by FASB Statement No. 109, "Accounting for Income Taxes." The cumulative effect of the accounting change was not material to net income for 1993.

    Deferred Income

    Deferred income is recorded on subscriptions prepaid by customers. Such income is recognized when earned.

2.  Acquisition and Basis of Presentation

    On May 11, 1995, PCI was sold to PAI (the Acquisition), a private investment concern (organized August 4, 1994) owned by Gary B. Knapp and the Tomlin Family Trust II, of which Donald R. Tomlin, Jr. is a trustee. A significant portion of the purchase price was paid from the proceeds of a $573,427,000 loan. The remainder of the purchase price ($138,000,000) was derived from existing cash-on-hand at PCI at closing of the Acquisition. On May 11, 1995, additional loan proceeds of $2,629,000 were utilized to pay Acquisition related expenses and $2,758,000 was placed in escrow to be utilized for retirement of other long-term debt.

    As a consequence of the change in ownership of PCI, under generally accepted accounting principles, the Company is deemed, for financial reporting purposes, to have become a new reporting entity effective with the change in ownership. The portion of the debt allocable to the Company has been "pushed down" to the financial statements of the Company, and the assets and liabilities have been adjusted to reflect their fair market value as of May 11, 1995.

    The accompanying financial statements reflect the operations of PCI prior to the acquisition on May 11, 1995 (Old Park). Subsequent to that date the financial statements reflect the operations of the Company utilizing the new basis accounting (New Park).

    The pro forma income statement for 1995 reflects the operations of the Company under the new basis of accounting and assumes the transaction closed on January 1, 1995. Depreciation, amortization and interest expense reflect those costs that would be charged to operations for a full year based on the revised balance sheet amounts at May 11, 1995 for property, plant and equipment, intangible assets and the long-term debt "push down" to PCI. Historical interest income in the pro forma presentation has been reduced to give effect to the $138,000,000 paid to PCI stockholders as a portion of the consideration for the Acquisition. Historical other expenses have been adjusted to eliminate incremental expenses for selling the Company incurred by Old Park. Pro forma income tax benefit has been computed at an effective rate of 32%. Following is a summary of adjustments made to historical costs of the assets and liabilities of the Company as of May 10, 1995, as a result of applying "push down" acquisition accounting at that date to arrive at the new basis for the Company:

                   PARK COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

                                                                                   May 10,1995
                                                                            Park Communications, Inc.
                                                                Without Merger                       With Merger
                                                                  Adjustments        Merger          Adjustments
                                                                   Old Park        Adjustments        New Park
                                                                             (dollars in thousands)

     Assets
     Current assets:

         Cash                                                     $   146,667     $    (135,242)     $    11,425
         Accounts receivable, net                                      24,655               ---           24,655
         Inventory                                                      1,137               ---            1,137
         Film contracts                                                 2,557               ---            2,557
         Consulting/non-compete contracts                                 792              (792)             ---
         Other                                                          2,553               ---            2,553
                                                                -------------     -------------    -------------
              Total current assets                                    178,361          (136,034)          42,327
                                                                -------------     --------------   -------------
     Property, plant & equipment                                      135,346           (51,168)          84,178
              Less accumulated depreciation and amortization           61,551           (61,551)             ---
                                                                -------------     --------------   -------------
         Net property, plant & equipment                               73,795            10,383           84,178
     Intangible assets, net                                           107,403           540,431          647,834
     Film contracts                                                     2,453               ---            2,453
     Consulting/non-compete contracts                                   3,110            (3,110)             ---
     Other assets                                                         637             1,000            1,637
                                                                -------------     -------------    -------------
              Total assets                                      $     365,759     $     412,670    $     778,429
                                                                =============     =============    =============

     Liabilities and Stockholder's Equity
     Current liabilities:

         Current maturities of long-term debt                   $       1,877               ---    $       1,877
         Current maturities of film contracts                           2,229               ---            2,229
         Accounts payable                                               3,467               ---            3,467
         Consulting/non-compete contracts                                 898               ---              898
         Interest                                                          29               ---               29
         Income taxes                                                   2,820     $       1,012            3,832
         Accrued liabilities                                            3,276               582            3,858
         Deferred income                                                3,241               ---            3,241
                                                                -------------     -------------    -------------
              Total current liabilities                                17,837             1,594           19,431
     Long-term debt                                                     2,467           578,814          581,281
     Consulting/non-compete contracts                                   3,346               ---            3,346
     Deferred income taxes                                             10,232           164,139          174,371
                                                                -------------     -------------    -------------
              Total liabilities                                        33,882           744,547          778,429
                                                                -------------     -------------    -------------
     Stockholder's Equity:

         Common stock                                                   3,889            (3,889)             ---
         Paid in capital                                               63,768           (63,768)             ---
         Retained earnings                                            264,220          (264,220)             ---
                                                                -------------     --------------   -------------
     Total stockholder's equity                                       331,877          (331,877)             ---
                                                                -------------     --------------   -------------
              Total liabilities and stockholder's equity        $     365,759     $     412,670    $     778,429
                                                                =============     =============    =============

3.  Loss Per Share

    Loss per share of common stock is computed on the weighted average number of common shares outstanding during each year (dollars and shares in thousands except per share amounts):

                   PARK COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

                                            Pro forma        New Park
                                            New Park          Period
                                              1995           05/11/95-
                                           (Unaudited)       12/31/95

     Primary:

         Average shares                         10,629            10,629
                                         =============     =============
         Continuing operations           $     (23,120)    $     (13,586)
         Discontinued operations                (6,014)           (3,842)
                                         -------------     -------------
              Net loss                   $     (29,134)    $     (17,428)
                                         =============     =============
     Loss per share:

         Continuing operations           $        (2.18)   $       (1.28)
         Discontinued operations                  (0.56)           (0.36)
                                         --------------    -------------
              Net loss                   $        (2.74)   $       (1.64)
                                         ==============    =============

    Earnings per share has not been shown prior to May 11, 1995 because such information is not meaningful.

4.  Intangible Assets

    Intangible assets are comprised of the following (dollars in thousands):



                                                                               December 31                 December 31
                                                                                New Park                    Old Park
                                                                    Estimated Lives          1995             1994
                                                                  ------------------    -------------     -------------
     Advertiser contracts and subscription relationships               14-40 years      $     289,258     $      42,240
     Network contracts                                                    40                   14,183            10,688
     FCC licenses and other intangibles                                   40                  138,174            30,956
     Excess of cost over net assets acquired                              40                  206,219           102,813
                                                                                        -------------     -------------
         Total intangibles                                                                    647,834           186,697
     Less accumulated amortization                                                             12,387            76,900
                                                                                        -------------     -------------
                                                                                        $     635,447     $     109,797
                                                                                        =============     =============

    The lives used to amortize the cost of intangible assets related to advertiser and subscriber relationships represent the expected average lives of such relationships based on actuarial analyses using a representative sample of the companies' actual experience for periods prior to the acquisition through December 31, 1994. These analyses took into consideration economic life characteristics of the companies' current advertiser relationships including retention and termination experience. Other intangibles are being amortized over 40 years which is consistent with industry practice and management's opinion that such intangible assets have useful lives in excess of 40 years.

5.  Dispositions and Discontinued Operations

    On December 26, 1995, the Company announced its intention to sell all of its radio station operations on an individual basis. The segment has produced operating profits before interest expense, depreciation and amortization, and the Company estimates that the stations will each generate operating profit before interest expense, depreciation and amortization through the date of disposition. The Company currently has signed agreements to sell each of its radio station operations. The Company will realize gain on the dispositions assuming the contemplated transactions receive FCC approval and are consummated at the price and terms as set forth in the definitive agreements/letters of intent which total approximately $230.0 million net of selling expenses but before taxes. The Company estimates that all stations will be sold by October 31, 1996. The results of operations of the radio station operations are included in the single line of the income statement labeled "(loss) income from discontinued operations." The corporate operating expenses allocated to radio are $325,676 for the period of 5/11/95-12/31/95, $184,078 for the period of 1/1/95-5/10/95, $475,338 for
    1994 and $403,021 for 1993. The following is a summary of identifiable assets, liabilities and equity and the related revenues and operating income of the radio station operations (dollars in thousands):

                   PARK COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

    Radio Station Operations:

                                                                           Period
                                                                    New Park      Old Park
                                                                    05/11/95-      01/01/95-        Old Park
                                                                    12/31/95       05/10/95    1994           1993
                                                                   ---------      --------- ---------      -------
Revenues                                                         $    21,932     $   11,137  $ 30,305       $ 24,861
                                                                  ==========     ===========  =======       ========
Operating income                                                  $    2,184     $      903  $  3,698       $  1,102
                                                                  ==========     ===========  =======       ========

                                                                                                            New Park
                                                                                                            12/31/95
Assets:

         Current assets                                                                                     $    13,446
         Property, plant, and equipment                                                                          21,171
         Intangibles, net                                                                                       120,103
         Other assets                                                                                                 9
                                                                                                            -----------
Total assets                                                                                                    154,729
                                                                                                            -----------

Liabilities:

         Current liabilities                                                                                     16,100
         Long-term debt                                                                                         109,978
         Deferred income taxes                                                                                   33,410
                                                                                                            -----------
Total liabilities                                                                                               159,488

                                                                                                            -----------
Net liabilities                                                                                             $     4,759
                                                                                                            ===========

    On December 31, 1993, the Company sold newspaper publications in 13 of its smaller markets. Of these, 11 were daily newspapers, all with paid circulation under 6,000. The impact of the sale of these publications was not material to net income in 1993. In 1995, the Company discontinued its Research Triangle Park, Raleigh, North Carolina publication. The operating losses (before depreciation and amortization) for these newspaper publications were $145,000 in 1995 (pro forma), $235,000 in 1994 and $273,000 in 1993.

6.  Long-Term Debt

    The Company's long-term debt is comprised of the following:

                                                                                          December 31      December 31
                                                                                           New Park         Old Park
                                                                                             1995             1994
                                                                                        -------------     --------
                                                                                             (dollars in thousands)

     Existing Credit Agreement                                                          $     580,632               ---
     Subordinated notes of certain newspaper subsidiaries due to former owners                    360     $         744
     Promissory notes                                                                           1,077             1,400
     6 7/8% Convertible subordinated debentures                                                   ---            45,351
     Film contracts                                                                             5,100             4,987
                                                                                        -------------     -------------
              Total debt                                                                      587,169            52,482
     Less:    Current maturities of long-term debt                                                465               713
              Current maturities of film contracts                                              2,619             2,521
                                                                                        -------------     -------------
     Long-term debt                                                                     $     584,085     $      49,248
                                                                                        =============     =============

    On May 11, 1995, PAI entered into an agreement (Existing Credit Agreement) to borrow up to $593.8 million the proceeds of which were utilized to finance the Acquisition and pay related expenses. The loan required that the debt be directly assumed by PCI and its subsidiary companies and that they be jointly and severally liable for the loan agreement. PAI, PCI and PCI's subsidiaries' assets are pledged as collateral for the loan made pursuant to the Existing Credit Agreement and PCI and its subsidiaries' cash flow is utilized for debt service. Interest accrues at a base interest rate (Base
    Rate) of 9.5% per annum, an additional interest rate (Additional Rate) of 1.0% per annum, plus a yield maintenance interest rate (YMI) of 3.0% per annum. The Base Rate and Additional Rate interest are payable on October 1 and April 1. Principal payments are required only to the extent that PAI's cash balances, as defined in the Existing Credit Agreement, exceeds $8.0 million (declining to $6.0 million at October 1, 1997) at each interest payment date through October 1, 1997. Following is a table that outlines these requirements:

                   PARK COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

                                                               Cash
            Interest Payment Date                         Reserve Amount
                                                      (dollars in thousands)

            October 1, 1995                                 $     8,000
            April 1, 1996                                         8,000
            October 1, 1996                                       7,000
            April 1, 1997                                         7,000
            October 1, 1997 and thereafter                        6,000

    Prepayment, in part or wholly, can be made at any time without penalty. Ninety percent (90%) of the after tax proceeds as defined in the Existing Credit Agreement of any asset sales of the Company are required to be applied to the principal.

    The YMI, which the Company is accruing, is payable upon achievement by PAI, on or prior to May 11, 1998, of a Loan to Value Ratio (LTV) of 70% or less (as defined in the Existing Credit Agreement). If the Company elects not to pay the YMI when payable, then PAI would be required to issue to the lender an exercisable warrant having the right to acquire non-voting common stock in PAI in a sufficient amount to equal an 80% stockholder's equity interest. On the earliest date that the Debt Service Coverage Ratio (DSC) as defined in the Existing Credit Agreement is met, and either the LTV ratio is met or by reason of non-payment of the YMI, the warrant is required to be issued, the loan will become fully amortizable in equal annual amounts over the remaining term ending on a maturity date of April 15, 2015 with interest at 10.5% per annum.

    Substantially all of the Company's and its subsidiaries' tangible and intangible assets are collateralized under the Existing Credit Agreement. The Existing Credit Agreement contains covenants which, among other things, limit or restrict payment of cash dividends, additional debt, repurchase of common stock, capital expenditures, sales of the Company's common stock, mergers, consolidations and sales of the Company's assets.

    The subordinated notes are payable in various installments through 1998 with interest primarily from 6% to 9%. The promissory notes are payable in various installments through 1998 with interest at 8%.

    On March 11, 1986, the Company issued $50,000,000 principal amount of 6 7/8% convertible subordinated debentures due March 15, 2011 (the debentures). The debentures were convertible at anytime prior to maturity, unless previously redeemed, into shares of common stock of the Company at a conversion ratio
    52.1739 shares of common stock for each $1,000 principal amount of debentures. The debentures were called for redemption by the Company on January 9, 1995, and subsequently redeemed.

    Cash payments of interest were $24,049,000 for the period of May 11 to December 31, 1995, $44,000 for the period of January 1 to May 10, 1995, $3,788,000 in 1994 and $3,787,000 in 1993.

    The aggregate annual maturities on long-term debt, assuming the Company meets the LTV on May 11, 1998, payable over the next five years are as follows (dollars in thousands):

           Year                                Amount
           1996                             $     3,084
           1997                                   2,074
           1998                                 181,006
           1999                                   9,985
           2000                                  10,969

    The fair value of the Company's long-term debt approximates $628,537,000. The fair value is estimated based on current rates offered to the Company for debt of the same remaining maturities.

7.  Income Taxes

    The Company determines its income tax expense on the separate return method. Federal and state income tax expense (benefit) is summarized as follows (dollars in thousands):

                   PARK COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


                                      Period                      Year Ended Dec. 31
                             New Park         Old Park
                             05/11/95-        01/01/95-               Old Park
                             12/31/95         05/10/95           1994           1993
                            ------------      ----------     -----------    -----------

Federal:

         Current                    ---       $    5,176     $    15,357    $    11,989
         Deferred           $    (5,743)            (347)            847            240
                            ------------      ----------     -----------    -----------
                                 (5,743)           4,829          16,204         12,229
                            ------------      ----------     -----------    -----------

State:

         Current                    ---            1,146           3,119          2,588
         Deferred                  (751)             (21)            196             32
                            ------------      -----------    -----------    -----------
                                   (751)           1,125           3,315          2,620
                            ------------      ----------     -----------    -----------
Total income tax expense    $    (6,494)      $    5,954     $    19,519    $    14,849
                            ============      ==========     ===========    ===========

    The items comprising the differences in taxes on income computed at the U.S. statutory rate and the amount provided by the Company are as follows (dollars in thousands):

                                                                New Park      Old Park
                                                                05/11/95-     01/01/95-          Old Park
                                                                12/31/95      05/10/95       1994         1993
                                                              ----------     ----------   ----------   ----------
Computed tax expense at U.S. statutory rate                   $   (7,028)    $    2,280   $   16,485   $   12,413
    Increase in tax expense resulting from:
         State income taxes, net of federal income tax              (488)           731        2,155        1,703
         Amortization not tax deductible                           1,022            250          879          733
         Non-deductible merger related expense                       ---          2,693          ---          ---
                                                              ----------     ----------   ----------   ----------
             Total income tax expense (benefit)               $   (6,494)    $    5,954   $   19,519   $   14,849
                                                              ==========     ==========   ==========   ==========

    Significant components of the Company's deferred tax liabilities and assets are as follows (dollars in thousands):

                                                           December 31    December 31
                                                            New Park       Old Park
                                                              1995           1994
                                                           -----------    -----------
     Components of deferred taxes:

         Network revenue                                   $    (1,820)           ---
         Property, plant & equipment, intangible assets        172,933    $    10,728
         Net operating loss carry forwards                      (5,380)          ----
         Allowance for doubtful accounts and other                (196)          (699)
                                                           -----------    -----------
              Net deferred tax liabilities                 $   165,537    $    10,029
                                                           ===========    ===========

     Classification of deferred taxes:

         Non-current liabilities                           $   165,733     $   10,601
         Current assets                                           (196)          (572)
                                                           --------------    ----------
                                                           $   165,537     $   10,029
                                                           =============     =========

    The Company has federal tax loss carryforwards of approximately $16.0 million that expire in 2010. Total cash payments of Federal and state income taxes were $2,604,000 for the period May 11 to December 31, 1995, $4,434,000 for the period January 1 to May 10, 1995, $20,011,000 in 1994 and $14,030,000 in 1993.

8.  Leases

    Certain operating facilities and equipment (see Note 9) are leased under noncancellable operating agreements. Certain of the leases require the Company or its subsidiaries to pay property taxes, insurance and maintenance costs.

    Lease expense related to the above and charged to operations was approximately $739,000 for the period May 11 through December 31, 1995, $417,000 for the period January 1 through May 10, 1995, $1,743,000 in 1994 and $2,019,000 in 1993.

                   PARK COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

    The aggregate minimum rentals through dates of expiration amount to approximately $6,179,574 and the amounts payable over the next five years are as follows (dollars in thousands):

           Year                                        Amount
           ----                                      -----------
           1996                                      $       796
           1997                                              708
           1998                                              660
           1999                                              562
           2000                                              397
           Thereafter                                      3,057
                                                     -----------
                                                     $     6,180
                                                     ===========

9.  Related Party Transactions

    In 1993 and 1994, the Company, in the ordinary course of business, leased and rented certain operating facilities and equipment from RHP Incorporated and its subsidiaries. RHP Incorporated is wholly owned by the estate of Roy
    H. Park, formerly the Chairman of the Board of PCI, who died on October 25, 1993. Such lease and rent payments were $977,000 in 1994 and $1,265,000 in 1993. In connection with these operating facilities, in 1994 the Company purchased ten buildings and one tower from RHP Incorporated and its subsidiaries at the appraised fair market value of $4,415,000 and such lease and rent payments ceased as of the date of purchase.

    Additionally, certain officers of the Company were compensated by RHP Incorporated for the performance of part-time management services.

    During 1994, the Company placed $85,298 of promotional advertising with Park Outdoor Advertising of New York, Inc. which is controlled by Roy H. Park, Jr., a Director of the Company prior to May 11, 1995.

10. Acquisitions

    In December 1995, the Company entered into an agreement in principle to purchase WHOA-TV, the ABC affiliate in Montgomery, Alabama. The purchase price, which will not be material, will be accounted for under the purchase method, and accordingly, its results of operations will be included in the Consolidated Financial Statements from the date of acquisition (which is anticipated in 1996).

11. Business Segments

    The Company operates in two business segments: television broadcasting and newspaper publishing. The Company operates a third segment, radio station operations, which the Company has determined to divest and has presented as a discontinued operation (see Note 5). Television broadcasting operations involve the sale of time to advertisers, network revenue and other revenue arising primarily from programming and production. Newspaper operations involve the publication and distribution of both paid daily and paid non-daily newspapers and advertising publications (shoppers) from which revenue is derived primarily from the sale of advertising lineage and circulation revenue.

    The following is a summary of information by segment:

                                                                           Period
                                                      Pro forma     New Park      Old Park
                                                     (Unaudited)    05/11/95-     01/01/95-             Old Park
                                                        1995        12/31/95      05/10/95        1994           1993
                                                    -----------    ---------      ---------     ---------      -------
                                                                           (dollars in thousands)
     Gross Revenue:

         Television broadcasting                     $    76,769   $    50,033    $   26,736   $    77,749    $    62,460
         Newspaper publishing                             78,904        51,723        27,181        76,810         84,751
                                                     -----------   -----------    ----------   -----------    -----------
                                                     $   155,673   $   101,756    $   53,917   $   154,559    $   147,211
                                                     ===========   ===========    ==========   ===========    ===========

                   PARK COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

                                                                           Period
                                                      Pro forma     New Park      Old Park
                                                     (Unaudited)    05/11/95-     01/01/95-            Old Park
                                                        1995        12/31/95      05/10/95        1994           1993
                                                    -----------    ---------      ---------     ---------      -------
                                                                           (dollars in thousands)
Depreciation and amortization:

         Television broadcasting                     $    15,869   $    10,138    $    1,979   $     5,221    $     4,193
         Newspaper publishing                              8,167         5,218         2,021         5,816          6,895
                                                     -----------   -----------    ----------   -----------    -----------
                                                     $    24,036   $    15,356    $    4,000   $    11,037    $    11,088
                                                     ===========   ===========    ==========   ===========    ===========

Operating income:

         Television broadcasting                     $    15,556   $    10,586    $    8,722   $    27,549    $    19,697
         Newspaper publishing                             15,058        10,615         5,371        16,414         11,480
                                                     -----------   -----------    ----------   -----------    -----------
                                                     $    30,614   $    21,201    $   14,093   $    43,963    $    31,177
                                                     ===========   ===========    ==========   ===========    ===========

Additions to property, plant & equipment:

         Television broadcasting                     $     3,160   $     2,145    $    1,015   $     7,794    $    11,956
         Newspaper publishing                              2,122         1,691           431         3,458          1,512
                                                     -----------   -----------    ----------   -----------    -----------
                                                     $     5,282   $     3,836    $    1,446   $    11,252    $    13,468
                                                     ===========   ===========    ==========   ===========    ===========

Identifiable assets:

         Television broadcasting                                   $   412,233    $   95,146   $    84,114    $    81,733
         Newspaper publishing                                          223,772       167,960        92,653         97,583
         Discontinued operations                                       154,727        46,668        47,446         47,742
         Corporate                                                      (7,950)       55,985       142,573        115,563
                                                                   ------------   ----------   -----------    -----------
                                                                   $   782,782    $  365,759   $   366,786    $   342,621
                                                                   ===========    ==========   ===========    ===========

    Operating income is gross revenue less agency and national representative commissions and operating expenses. Interest expense, interest income, income taxes and other income (expense) have been excluded in computing operating income.

    Identifiable assets by industry segment represent those assets used in the Company's operation of that segment. Corporate assets under Old Park consisted principally of cash, cash equivalents and short-term investments.

12. Stockholder's equity

    Following is a reconciliation of stockholder's equity:

                                                      Common Stock               Paid In       Retained
                                               Shares           Amount           Capital       Earnings          Total
                                              --------         --------         ---------     ----------        -------
                                                                         (dollars in thousands)
     Balance, January 1, 1993                 20,700,167     $      3,451     $    13,781     $    217,450   $   234,682
     Issue common stock                            8,810                1             143              ---           144
     Net income                                      ---              ---             ---           18,780        18,780
                                           -------------     ------------     -----------     ------------   -----------

     Balance, December 31, 1993               20,708,977            3,452          13,924          236,230       253,606
     Issue common stock                            9,950                2             208              ---           210
     Conversion of debentures                    242,278               40           4,569              ---         4,609
     Net income                                      ---              ---             ---           27,305        27,305
                                           -------------     ------------     -----------     ------------   -----------

     Balance, December 31, 1994               20,961,205            3,494          18,701          263,535       285,730
     Conversion of debentures                  2,366,168              395          45,067              ---        45,462
     Net income                                      ---              ---             ---              685           685
                                           -------------     ------------     -----------     ------------   -----------

     Balance, May 10, 1995                    23,327,373            3,889          63,768          264,220       331,877
     Merger adjustments (New Park)           (23,327,373)          (3,889)        (63,768)        (264,220)     (331,877)
     Issue common stock                       10,628,571              ---             ---              ---           ---
     Net loss                                        ---              ---             ---          (17,428)      (17,428)
                                           -------------     ------------     -----------     -------------  ------------

     Balance, December 31, 1995               10,628,571     $        ---     $       ---     $    (17,428)  $   (17,428)
                                           =============     ============     ===========     =============  ============

13. Subsequent Event

    On May 6, 1996, the Company's Board of Directors and sole stockholder approved an amendment to the Company's certificate of incorporation to authorize 15,000,000 shares of its Common Stock, and declare a stock split of 106,285.7143 to 1. Such amendment will become effective on May 7, 1996. All references in the consolidated financial statements to number of shares, average number of shares outstanding and per share amounts have been restated to reflect this amendment.

                   PARK COMMUNICATIONS, INC. AND SUBSIDIARIES

                      Condensed Consolidated Balance Sheet
                             (Dollars in Thousands)
                                   (Unaudited)

                                                                                                      New Park
                                                                                                    September 30
                                                                                                        1996
Assets
Current Assets:

     Cash and cash equivalents                                                                      $       49,868
     Accounts receivable, less allowance for doubtful accounts of $759                                      19,382
     Inventory                                                                                                 937
     Film contracts                                                                                          2,198
     Notes receivable related party                                                                            600
     Other                                                                                                   2,189
                                                                                                    --------------
         Total current assets                                                                               75,174
                                                                                                    --------------
Property, Plant & Equipment:

     Property, Plant & Equipment                                                                            75,484
     Less accumulated depreciation and amortization                                                        (11,954)
                                                                                                    --------------
         Net property, plant & equipment                                                                    63,530
Intangible assets, net                                                                                     504,544
Film contracts                                                                                               2,887
Other assets                                                                                                24,621
                                                                                                    --------------
                                                                                                    $      670,756
                                                                                                    ==============
Liabilities and Stockholder's Equity
Current Liabilities:

     Current maturities of long-term debt                                                                      465
     Current maturities of film contracts                                                                    2,929
     Accounts payable                                                                                        4,665
     Consulting/non-compete contracts                                                                          785
     Interest                                                                                               22,083
     Income taxes                                                                                           15,338
     Accrued liabilities                                                                                     3,768
     Deferred income                                                                                         3,128
                                                                                                    --------------
         Total current liabilities                                                                          53,161

                                                                                                    --------------
Long-term debt                                                                                             468,000
Long-term film contracts                                                                                     3,255
Deferred income                                                                                              7,960
Consulting/non-compete contracts                                                                             2,209
Deferred income taxes                                                                                      129,944
Other liabilities                                                                                              790
                                                                                                    --------------
     Total liabilities                                                                                     665,319
                                                                                                    --------------
Commitments

Stockholder's Equity:
     Common Stock - $.0001 par value:

         Authorized 15,000,000 shares; Issued and outstanding 10,628,571 shares                                  1
     Paid in capital                                                                                         2,556
     Retained earnings                                                                                       2,880
                                                                                                    --------------
Total stockholder's equity                                                                                   5,437
                                                                                                    --------------
                                                                                                    $      670,756
                                                                                                    ==============

   The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

                   PARK COMMUNICATIONS, INC. AND SUBSIDIARIES

        Condensed Consolidated Statements of Income and Retained Earnings
           (Dollars and Shares in Thousands Except Earnings Per Share)
                                   (Unaudited)

                                                                  New Park                 Period
                                                              Nine Months Ended
                                                                       Pro forma   New Park      Old Park
                                                          Sept. 30     Sept. 30    5/11/95-      1/01/95-
                                                            1996         1995       9/30/95      5/10/95
                                                            ----         ----       -------      -------
Revenue:

     Broadcasting revenue                              $   57,377    $   56,072    $   29,336        26,736
     Newspaper revenue                                     59,110        58,045        30,864        27,181
                                                       ----------    ----------    ----------    ----------
     Gross revenue                                        116,487       114,117        60,200        53,917
     Less agency and national representative
         commissions                                        8,408         8,333         4,332         4,001
                                                       ----------    ----------    ----------    ----------
     Net revenue                                          108,079       105,784        55,868        49,916

Operating expenses:
     Cost of sales (exclusive of amortization and
         depreciation)                                     44,570        40,582        20,267        20,315
     Selling, general and administrative                   32,641        26,484        14,976        11,508
     Depreciation                                           6,867         6,062         3,124         2,499
     Amortization                                           8,166         8,533         4,443           786
     Amortization of excess of cost over net
         assets acquired                                    3,202         3,261         1,834           715
                                                       ----------    ----------    ----------    ----------
                                                           95,446        84,922        44,644        35,823
                                                       ----------    ----------    ----------    ----------
         Operating income                                  12,633        20,862        11,224        14,093
Interest expense                                          (46,657)      (49,117)      (25,468)          (67)
Interest income                                             1,127         1,016           699         3,181
Other income (expense)                                     (1,811)         (210)           68       (10,693)
                                                       ----------    ----------    ----------    ----------
    (Loss) income from continuing operations
         before income taxes                              (34,708)      (27,449)      (13,477)        6,514
Provision (benefit) for income taxes                      (12,041)       (9,379)       (4,605)        5,954
                                                       ----------    ----------    ----------    ----------
    (Loss) income from continuing operations              (22,667)  $   (18,070)       (8,872)          560
                                                                     ==========
(Loss) income from discontinued operations, net of
    income taxes (benefit) of $(4,661) in 1996 and
    $(3,056) in 1995                                       (6,379)                     (2,507)          125
Gain on sale of discontinued operations, net of income
    taxes of $48,459 in 1996                               49,354                         ---           ---
                                                       ----------                  ----------    ----------
Net income (loss)                                          20,308                     (11,379)          685
Retained earnings (deficit), beginning of period          (17,428)                        ---       263,535
                                                       ----------                  ----------    ----------
Retained earnings (deficit), end of period             $    2,880                  $  (11,379)   $  264,220
                                                       ==========                  ==========    ==========

Earnings (loss) per share:

      Continuing operations                                 (2.05)        (1.70)
      Discontinued operations                                3.89           ---
                                                       ----------    ----------
      Net earnings (loss)                                    1.84         (1.70)
                                                       ==========    ==========

Average shares                                             11,039        10,629

   The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

                   PARK COMMUNICATIONS, INC. AND SUBSIDIARIES

                 Condensed Consolidated Statements of Cash Flows
                             (Dollars in Thousands)
                                   (Unaudited)


                                                                      Nine Months Ended          Period
                                                                           New Park       New Park     Old Park
                                                                          September 30    5/11/95-     1/01/95-
                                                                             1996         9/30/95      5/10/95
                                                                      ----------------   ----------  ------------

Operating Activities:
     Net income (loss)                                                      $  20,308    $ (11,379)   $      685
     Adjustments to reconcile net income (loss) to net
         cash provided by (used in) operating activities:
     Gain on sale of discontinued operations, exclusive of
         income tax                                                           (97,813)         ---           ---
     Depreciation and amortization                                             20,384       11,363         5,485
     Amortization of film contract rights and consulting/
         non-compete contracts included in
         operating expenses                                                     2,846        1,195         2,352
     Amortization of debt issue costs, debt discounts and
         warrants                                                               3,945          ---           ---
     Payments on film contract liabilities                                     (2,290)      (1,246)       (2,117)
     Payments on consulting/non-compete contracts                                (691)        (336)         (351)
     Provision for losses on accounts receivable                                  387          623           (69)
     Provision for deferred income taxes                                      (35,789)         (51)         (369)
     Loss on sale of property, plant and equipment                              1,066          ---           856
     Changes in operating assets and liabilities net of effects from the purchase and disposal of companies:
         Accounts receivable                                                    6,775        1,218        (2,351)
         Inventory and other assets                                               796          113           605
         Accounts payable and accrued liabilities                              20,380       19,601          (295)
         Deferred income                                                        3,383         (300)          332
                                                                             ----------   ----------     ---------
              Net cash provided by (used in)
              operating activities                                            (56,313)      20,801         4,763
                                                                             ----------   ----------     ---------
Investing Activities:
     Proceeds from (purchase of) short term investments                           ---      (29,500)       59,431
     Purchases of property, plant and equipment                                (9,875)      (2,459)       (2,000)
     Proceeds from sale of property, plant, and equipment                         425          ---           ---
     Advance to related party                                                    (600)         ---           ---
     Proceeds from sales of discontinued operations, net
         of selling expenses                                                  228,510          ---           ---
     Increase in other assets                                                    (330)         ---           671
                                                                             ----------   ----------     ---------
         Net cash provided by (used in) investing
         activities                                                           218,130      (31,959)       58,102
                                                                             ----------   ----------     ---------
Financing Activities:
     Proceeds from issuance of warrants                                         2,800          ---           ---
     Proceeds from new debt                                                   525,151        5,000           ---
     Debt issue costs                                                         (19,922)         ---           ---
     Principal payments on long-term debt                                    (639,004)      (1,094)         (267)
                                                                             ----------   ----------     ---------
         Net cash used in financing activities                               (130,975)       3,906          (267)
                                                                             ----------   ----------     ---------
     (Decrease) increase in cash                                               30,842       (7,252)       62,598
Cash and cash equivalents beginning of period                                  19,026       11,425        84,069
                                                                             ----------   ----------     ---------
Cash and cash equivalents end of period                                     $  49,868    $   4,173    $  146,667
                                                                             ==========   ==========     =========

   The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

                   PARK COMMUNICATIONS, INC. AND SUBSIDIARIES

         Notes To Condensed Consolidated Unaudited Financial Statements

1    Basis of Presentation

The accompanying condensed interim financial statements are unaudited; however, in the opinion of the Company's management, all adjustments (which comprise only normal and recurring accruals) necessary for a fair presentation of the interim financial results have been included. The results for the interim periods are not necessarily indicative of results to be expected for the entire year. These financial statements and notes should be read in conjunction with the Company's audited annual consolidated financial statements for the year ended December 31, 1995.

As discussed in the December 31, 1995 consolidated financial statements, the Company was acquired by Park Acquisitions, Inc. on May 11, 1995 in a transaction accounted for as a purchase. The purchase price and an allocable portion of debt have been "pushed down" to the financial statements of the Company's wholly owned subsidiaries, Park Broadcasting, Inc. and Park Newspapers, Inc., and, as a result, the post-acquisition (New Park) consolidated financial statements are not comparable to the pre-acquisition (Old Park) consolidated financial statements.

2    Discontinued Operations

As of September 30, 1996, the Company has sold all of its radio stations.
The results of the radio division are included in the single line of the income statement labeled "(Loss) income from discontinued operations." The gain on the sale is included in the single line on the income statement labeled "Gain on sale of discontinued operations." The corporate operating expenses allocated to radio are $463,000 for the nine-month period ended September 30, 1996, $183,000 for the period of 1/1/95 - 5/10/95, and $200,000 for the period of 5/11/95 - 9/30/95. The following is a summary of revenue and income (loss) of the radio broadcasting properties for the nine months ended September 30 (dollars in thousands):

                                             Nine Months Ended
                                            1996           1995
                                       ------------    ------------
         Revenue                       $     14,023    $     23,974
                                       ============    ============
         Operating (loss) income       $       (465)   $      2,391
                                       ============    ============

3.  Refinancing

On May 13, 1996, Park Communications, Inc. (the "Company") refinanced its existing debt through the issuance of three separate debt offerings and a short term Senior Credit Facility. The Company issued $80.0 million in principal amount of 13 3/4% Senior Pay-in-Kind Notes due 2004 (the "Offering"). Interest on such notes (the "Notes") will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 1996. Through May 15, 1999, interest is payable at the option of the Company by the issuance of additional notes in lieu of cash. After May 15, 1999, interest is payable in cash. The Notes were issued with warrants entitling the holder to purchase one share of Common Stock, par value $0.0001 per share, of the Company at an exercise price of $0.01 per share. The warrants will be exercisable at any time on or after the date of the occurrence of the earliest of: (i) immediately prior to the occurrence of a Change of Control, (ii) the 180th day (or such fewer number of days as determined by the Company in its sole discretion) after the consummation of a Public Equity Offering, (iii) the 90th day after the Registration Election Date (which is on or within a date 60 days after May 15, 2001), (iv) the approval by the holders of the capital stock of the Company of any Plan of Liquidation of the Company and (v) the 180th day prior to May 15, 2004. The number of shares of Common Stock of the Company for which, and the price per share at which, a warrant is exercisable are subject to adjustment upon the occurrence of certain events as provided in the Warrant Agreement. Upon exercise, the holders of warrants would be entitled in the aggregate to purchase 7% of the Common Stock of the Company on a fully diluted basis. In addition, in the event the Company does not consummate a Public Equity Offering or one or any series of substantially concurrent Strategic Equity Investments on or prior to December 31, 1997, resulting in net proceeds to the Company of $40.0 million, the Company will be obligated to issue warrants (contingent warrants) to the holders of the Notes exercisable for 3% of the Common Stock of the Company on a fully diluted basis as of the date of such issuance. The proceeds of the Offering were allocated to the Notes and warrants based on their relative fair values in the amounts of $77.2 and $2.8 million, respectively. The $2.8 million allocated to the warrants were recorded as additional paid in capital on the Company's financial statements. Concurrently with the Offering, Park Newspapers, Inc. issued $155.0 million in principal amount of 11 7/8% Senior Notes due 2004 ("Newspapers Notes") at an offering price of 100%, and Park Broadcasting, Inc. issued $241.0 million in principal amount of 11 3/4% Senior Notes due 2004 ("Broadcasting Notes") at an offering price of 97.49% or $235.0 million. Such discount on the Broadcasting Notes will be amortized over the life of the Broadcasting Notes using the effective yield method. Interest on the Broadcasting Notes and the Newspapers Notes will be payable in cash semi-annually on May 15 and November 15 of each year, commencing November 15, 1996.

The Company will be obligated to make an offer to repurchase all or a portion of the Notes then outstanding at a price equal to 112% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase with the net proceeds of any Public Equity Offering or Strategic Equity Investment consummated on or prior to December 31, 1997, to the extent that the proceeds therefrom have not been (or will not be pursuant to a notice of redemption given) utilized to effect a redemption of the Notes and the amount not so utilized exceeds $2.0 million. Upon a Change of Control Triggering Event, each holder of the Notes will have the right to require the Company to offer to purchase such holder's Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase. In addition, the Company will be obligated to offer to repurchase the Notes at 100% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase in the event of certain asset sales.

The Notes are collateralized by a first priority security interest in and lien on the capital stock of Park Newspapers, Inc. and Park Broadcasting, Inc. The Notes, Broadcast Notes and Newspaper Notes were issued under indentures containing covenants which, among other things, limit or restrict the Company's ability to incur additional indebtedness, pay cash dividends or make other payments affecting restricted subsidiaries, sell assets, incur liens, make capital contributions, change lines of business and enter into transactions with affiliates.

In addition to the above offerings, the Company entered into a short term $58.0 million Senior Credit Facility with a consortium of lenders. Interest was payable at a variable rate and the debt was due on November 13, 1996. Such amount borrowed under the Senior Credit Facility was repaid entirely in May and June of 1996 with the proceeds of the sale of certain Radio Station Assets. Interest expense under the Senior Credit Facility of $2,657,000 has been included in discontinued operations.

4.  Sale of Company

On July 19, 1996, the stockholders of Park Acquisitions, Inc., the sole stockholder of the Company, agreed to sell 100% of their stock in a cash merger to Media General, Inc. for a total consideration of approximately $710.0 million. Consummation of the merger is subject to certain conditions, including receipt of the consent of the Federal Communications Commission to the transfer of control. The consent of FCC transfer of control occurred on December 10, 1996. The sale of the Company would constitute a change of control as contemplated by the Notes and the related warrant agreement as discussed in
Note 3.

5.  Commitments

The board of directors and shareholders of the Company, on July 22, 1996, approved termination benefits totaling $2,917,000 to be paid to certain employees. Such payments are contingent on the closing of the business combination with Media General, Inc. and the employees remaining with the Company through the consummation date. The Company's liability for termination benefits will be recognized in the Company's financial statements when the business combination is consummated.

6.  Subsequent Events

On October 10, 1996, the Company exchanged (i) $236,000,000 in principal amount of its Park Broadcasting, Inc. Series B 11 3/4% Senior Notes due 2004 (the "PBI Series B Notes") for a like amount of its 11 3/4% Senior Notes due 2004 (the "PBI Initial Notes"), (ii) $155,000,000 in principal amount of its Park Newspapers, Inc. Series B 11 7/8% Senior Notes due 2004 (the "PNI Series B Notes") for a like amount of its 11 7/8% Senior Notes due 2004 (the "PNI Initial Notes"), and (iii) $80,000,000 in principal amount of its Park Communications, Inc. Series B 13 3/4% Senior Pay-in-Kind Notes due 2004 (the "PCI Series B Notes") for a like amount of its 13 3/4% Senior Pay-in-Kind Notes due 2004 (the "PCI Initial Notes").

The exchange was made in connection with the Company's exchange offers made pursuant to a Prospectus for each issue, dated September 6, 1996. The form and term of the PBI Series B Notes, the PNI Series B Notes and the PCI Series B Notes are the same as the form and terms of the PBI Initial Notes, the PNI Initial Notes and the PCI Initial Notes, respectively, which they replace, except that each Series B note bears the "Series B" designation and each issue has been registered under the Securities Act of 1933, as amended, and therefore, do not bear legends restricting their transfer. $5,000,000 in principal amount of the PBI Initial Notes were not tendered by holders of the PBI Initial Notes in their exchange offer and, therefore, remain outstanding.

7.  Contingencies

The Company is subject to lawsuits, investigations and claims arising out of the normal course of its business, including those relating to commercial transactions as set forth below.

The Company's Birmingham television station is one of 23 named defendants in a class action lawsuit filed against all of the television stations in Alabama based upon advertising placed during the general election of 1992. The complaint alleged the defendant television stations overcharged the plaintiffs by failing to give political candidates the "lowest unit rate" for campaign advertising. The complaint seeks an unspecified amount of compensatory and punitive damages. Although the case has been pending for nearly 5 years, it is still in the initial stages and very little discovery has been undertaken. Legal counsel to the Company has not been able to form an opinion on the merits of the claims due to the early state of discovery. However, management believes that the outcome of such claims will not have a material adverse effect on the Company's financial position, results of operations or cash flows and intends to vigorously contest the claims made by the plaintiffs in such litigation.

                               Media General, Inc.
                Pro Forma Combined Condensed Financial Statements

                                   (Unaudited)

The following pro forma combined condensed unaudited balance sheet (balance sheet) as of September 29, 1996, and the pro forma combined condensed unaudited statements of operations for the year ended December 31, 1995, and for the nine months ended September 29, 1996 (statements of operations), give effect to the acquisition of Park Acquisitions, Inc., parent company of Park Communications, Inc. (Park), by Media General, Inc. (the Company) of all the issued and outstanding common stock for total consideration of approximately $715 million, which includes an estimate of $5 million in transaction costs. The total consideration represents the assumption of $476 million of Park long-term debt and cash consideration of approximately $239 million. The acquisition has been accounted for using the purchase method of accounting.

The pro forma combined condensed balance sheet presents the financial position of the Company and Park as of September 29, 1996, assuming the acquisition occurred as of that date. The pro forma combined condensed statements of operations have been prepared assuming the acquisition occurred as of the beginning of the periods presented.

The pro forma combined condensed financial statements are provided for informational purposes only, and are not necessarily indicative of the past or future results of operations or financial position of the Company that would have occurred had the acquisition been consummated on the respective dates assumed. The pro forma combined condensed financial statements have been prepared on the basis of very preliminary estimates of the fair value of the assets acquired and may change as the appraisals are completed and more facts become known.

This information should be read in conjunction with the previously filed historical consolidated financials statements and accompanying notes of Media General, Inc. contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and in its 1996 Quarterly Reports on Forms 10-Q and in conjunction with the historical financial statements and accompanying notes of Park Communications, Inc., included elsewhere in this Form 8-K.

                               Media General, Inc.
                   Pro Forma Combined Condensed Balance Sheet
                               September 29, 1996
                                 (In thousands)
                                   (Unaudited)

                                              Media
                                             General,                         Pro Forma
                                               Inc.              Park*       Adjustments            Pro Forma
                                           -----------      -----------      -----------           -----------
ASSETS
Current assets:

   Cash and cash equivalents               $     4,460      $    49,868      $   (49,868) 1(e)     $     4,460
   Accounts receivable - net                    75,219           19,382                                 94,601
   Inventories                                  19,570              937                                 20,507
   Other                                        25,652            4,987           31,519  1(b)          68,687
                                                                                   6,529  1(d)
                                           -----------      -----------      -----------           -----------
    Total current assets                       124,901           75,174          (11,820)              188,255
                                           -----------      -----------      -----------           -----------

Investments in unconsolidated affiliates       109,565              ---                                109,565
Property, plant and equipment - net            474,918           63,530              ---               538,448
Intangible assets - net and other assets       319,166          532,052          190,066  1(g)       1,024,090
                                                                                 (17,194) 1(d)
                                           -----------      -----------      -----------           -----------
                                           $ 1,028,550      $   670,756      $   161,052           $ 1,860,358
                                           ===========      ===========      ===========           ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:

   Accounts payable                        $    21,798      $     4,665                            $    26,463
   Accrued expenses and other
      liabilities                               82,276           33,158      $   (22,083) 1(c)          93,351
   Income taxes payable                          3,651           15,338                                 18,989
                                           -----------      -----------      -----------           -----------
    Total current liabilities                  107,725           53,161          (22,083)              138,803
                                           -----------      -----------      -----------           -----------

Long-term debt                                 298,000          468,000         (468,000) 1(a)
                                                                                 715,000  1(a)
                                                                                 (49,868) 1(e)       1,068,215
                                                                                  83,000  1(b)
                                                                                  22,083  1(c)
Deferred income taxes                          100,241          129,944          (51,497) 1(h)         178,688
Other liabilities and deferred credits         105,112           14,214              ---               119,326
Stockholders' equity                           417,472            5,437           (5,437) 1(f)         355,326
                                                                                 (51,481) 1(b)
                                                                                 (10,665) 1(d)
                                           -----------      -----------      -----------           -----------
                                           $ 1,028,550      $   670,756      $   161,052           $ 1,860,358
                                           ===========      ===========      ===========           ===========

   * For comparability, Park amounts, which are as of September 30, 1996, have been reclassified to conform with Media General, Inc.'s presentation.

       See notes to the pro forma combined condensed financial statements.

                               Media General, Inc.
              Pro Forma Combined Condensed Statement of Operations

                      For the year ended December 31, 1995
                     (In thousands except per share amounts)

                                   (Unaudited)

                                           Media       New Park*    Old Park*
                                          General,     5/11/95-     1/1/95-     Pro Forma
                                           Inc.        12/31/95     5/10/95     Adjustments       Pro Forma
                                        ----------    ----------   ----------   -----------       ----------
Revenues                                $  707,766    $   94,396   $   49,916   $      ---        $  852,078
                                        ----------    ----------   ----------   ----------        ----------
Operating Costs:

     Production costs                      391,940        33,278       20,315                        445,533
     Selling, distribution and
         administrative                    182,243        24,561       11,508                        218,312
     Depreciation and amortization          60,590        15,356        4,000        5,430  2(a)      85,376
                                        ----------    ----------   ----------   ----------        ----------
         Total operating costs             634,773        73,195       35,823        5,430           749,221
                                        ----------    ----------   ----------   ----------        ----------
Operating income                            72,993        21,201       14,093       (5,430)          102,857
                                        ----------    ----------   ----------   ----------        ----------
Other income (expense):
     Interest expense                      (15,522)      (41,968)         (67)     (13,806) 2(b)     (71,363)
     Investment income
         - unconsolidated affiliates        19,034           ---          ---                         19,034
     Other, net                              5,204           687       (7,512)      (4,047) 2(c)       4,924
                                                                                    10,592  2(d)
                                        ----------    ----------   ----------   ----------        ----------
        Total other income (expense)         8,716       (41,281)      (7,579)      (7,261)          (47,405)
                                        ----------    ----------   ----------   ----------        ----------
Income (loss) before income taxes           81,709       (20,080)       6,514      (12,691)           55,452
                                        ----------    ----------   ----------   ----------        ----------
Income taxes                                28,477        (6,494)       5,954       (6,144) 2(e)      21,793
                                        ----------    ----------   ----------   ----------        ----------
Income (loss) from continuing
     operations                         $   53,232    $  (13,586)  $      560   $   (6,547)       $   33,659
                                        ==========    ==========   ==========   ==========        ==========
Earnings per common share
     and equivalent                     $     2.01                                                $     1.27
                                        ==========                                                ==========
Weighted average common shares
     and equivalents                        26,482                                                    26,482


      See notes to the pro forma combined condensed financial statements.

       *For comparability, Park amounts have been reclassified to conform with Media General, Inc.'s presentation.

                               Media General, Inc.
              Pro Forma Combined Condensed Statement of Operations

                  For the nine months ended September 29, 1996
                    (In thousands except per share amounts)
                                   (Unaudited)

                                                         Media
                                                        General,                  Pro Forma
                                                          Inc.          Park*    Adjustments      Pro Forma
                                                       ----------   ----------   ----------       ----------
Revenues                                               $  565,435   $  108,079   $      ---       $  673,514
                                                       ----------   ----------   ----------       ----------
Operating costs:

     Production costs                                     306,154       44,570                       350,724
     Selling, distribution and administrative             137,346       32,641                       169,987
     Depreciation and amortization                         49,168       18,235          354 3(a)      67,757
                                                       ----------   ----------    ---------       ----------
         Total operating costs                            492,668       95,446          354          588,468
                                                       ----------   ----------    ---------       ----------

Operating income                                           72,767       12,633         (354)          85,046
                                                       ----------   ----------    ---------       ----------

Other income (expense):

     Interest expense                                     (16,340)     (46,657)       4,776 3(b)    (58,221)
     Investment income - unconsolidated
         affiliates                                        22,881          ---                        22,881
     Other, net                                             1,459         (684)      (1,127)3(c)       (352)
                                                       ----------   ----------    ---------       ----------
         Total other income (expense)                       8,000      (47,341)       3,649          (35,692)
                                                       ----------   ----------    ---------       ----------
Income (loss) before income taxes                          80,767      (34,708)       3,295           49,354
                                                       ----------   ----------   ----------       ----------
Income tax expense (benefit)                               29,208      (12,041)       1,365 3(d)      18,532
                                                       ----------   ----------   ----------       ----------
Income (loss) from continuing operations               $   51,559   $  (22,667)  $    1,930       $   30,822
                                                       ==========   ==========   ==========       ==========
Earnings per common share
     and equivalent                                    $     1.94                                 $     1.16
                                                       ==========                                 ==========
Weighted average common shares
     and equivalents                                       26,577                                     26,577

       See notes to the pro forma combined condensed financial statements.

      *For comparability, Park amounts, which are for the nine months ended
           September 30, 1996, have been reclassified to conform with
                       Media General, Inc.'s presentation

                               Media General, Inc.
           Notes to Pro Forma Combined Condensed Financial Statements

BALANCE SHEET

September 29, 1996 Adjustments:

         1(a) Borrowings for cash payment of acquisition and the prepayment of Park high-coupon long-term debt.

         1(b) Based on the assumption the Park long-term debt assumed is prepaid at the date of acquisition. Borrowings for prepayment premium on Park long-term debt assumed and the related tax benefit recorded as refundable income taxes. Prepayment premium for debt is an extraordinary item.

         1(c) Borrowings for payment of accrued interest on Park long-term debt at time of its prepayment.

         1(d) Write-off of debt issuance costs related to Park long-term debt and the related tax benefit recorded as refundable income taxes. Issuance costs related to prepayment of debt treated as an extraordinary item.

         1(e) Assumes cash acquired would have been used to reduce long-term debt.

         1(f)     Elimination of Park's stockholders' equity.

         1(g) Adjustment of identifiable intangibles to estimated fair market value and adjustment to record the excess of acquisition cost over the fair value of net assets acquired. The allocation of purchase price is preliminary and may change as appraisals are completed and more facts become known. Assumes no fair market value adjustment of net property, plant and equipment.

         1(h) Adjustment of deferred income taxes relating to the fair market value adjustment of identifiable intangible assets.

For purposes of these Pro Forma Combined Condensed Financial Statements the purchase price was allocated as follows (in thousands):

         Purchase price                                                                      $     715,000
         Working capital acquired                                                                  (22,013)
         Property, plant and equipment
              (historical amount acquired assumed to approximate fair market value)                (63,530)
         Identifiable intangibles, principally network affiliations                               (201,957)
         Other assets acquired                                                                     (27,508)
         Other liabilities assumed                                                                  14,214
         Deferred income taxes assumed, net of adjustment                                           78,447
                                                                                             -------------
              Excess cost of business acquired over equity in net assets                     $     492,653
                                                                                             =============

STATEMENTS OF OPERATIONS

Adjustments for the twelve months ended December 31, 1995:

         2(a) Increase in amortization expense resulting from adjustment of intangibles to preliminary estimates of fair market value with lives ranging from 10-40 years.

         2(b) Adjustment of interest expense based on assumed borrowings of approximately $770 million (which includes borrowings for the assumed prepayment of Park's long-term debt, accrued interest on such debt and related prepayment premiums) based on an estimated average long-term interest rate of 7.25%.

         2(c) Eliminate Park interest income earned on cash investments based on the assumption all available cash would have been used to reduce long-term debt.

         2(d)     Eliminate one-time selling expenses related to the sale of Old
                  Park.

         2(e) Record income tax benefit at 37.925% on the pro forma adjustments. The effective tax rate differs from the statutory tax rate due primarily to non-deductible goodwill, state income taxes and non-deductible selling expenses on sale of Old Park.

Adjustments for the nine months ended September 29, 1996:

         3(a) Increase in amortization expense resulting from adjustment of intangibles to preliminary estimates of fair market value with lives ranging from 10-40 years.

         3(b) Adjustment of interest expense based on assumed borrowings of approximately $770 million (which includes borrowings for the assumed prepayment of Park's long-term debt, accrued interest on such debt and related prepayment premium) based on an estimated average long-term interest rate of 7.25%.

         3(c) Eliminate Park interest income earned on cash investments based on the assumption all available cash would have been used to reduce long-term debt.

         3(d) Record income tax expense at 37.925% on the pro forma adjustments. The effective tax rate differs from the statutory tax rate due primarily to non-deductible goodwill and state income taxes.

General

The Company plans to exchange certain of the Park properties for similar properties located in the Southeast. Also, the Company plans to sell certain of the Park properties and purchase with the sale proceeds similar properties located in the Southeast. Management does not believe these transactions would materially affect these pro forma financial statements as presented.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 21, 1997
                          /s/ MARSHALL N. MORTON
-----------------------  ------------------------------------------

                         Marshall N. Morton, Senior Vice
                         President and Chief Financial Officer